Exhibit 99.1
FOR IMMEDIATE RELEASE
July 29, 2013

Contact:
Tom Chesterman, (907) 868-1585
tchesterman@gci.com

David Morris, GCI
(907) 265-5396
dmorris@gci.com

GCI ADDS NEW BOARD MEMBER

Anchorage, Alaska – General Communication, Inc. (GCI) (NASDAQ:GNCMA) today announced that Bridget L. Baker, a media executive and former president of TV Networks Distribution at NBCUniversal, was appointed to the company’s board of directors, expanding the board’s size to nine.

Baker was a founder of CNBC and NBCUniversal’s first president of TV Networks Distribution, where, over the span of two decades, she successfully built the value of the company’s top-rated portfolio of broadcast and cable networks. As TVND president and a member of the company’s Management Committee, she oversaw the North American distribution of NBCUniversal’s content across the cable, satellite, and telecommunications industry. She is credited with developing NBCUniversal’s cable assets from inception, transforming the company from a dominant broadcaster of the 1990s to a global 21st century multi-platform powerhouse.

Baker has been recognized with numerous industry accolades, including the national Cable Television Association’s highest honor in 2012: the “Vanguard Award for Distinguished Leadership.” In 2008, Baker was the only woman inducted to the esteemed Cable TV Pioneers. Baker serves as a director on the boards of the Cable Center at the University of Denver, and Pitzer College in Claremont, Calif.

Baker has strong ties to Alaska. Raised in southeast Alaska, Baker’s first job out of college was on Capitol Hill as a legislative aide to the late United States Senator Ted Stevens.

“Bridget brings a unique business, industry and political perspective to the GCI board,” said Ron Duncan, GCI president and chief executive officer. “Her experience and insight will prove quite relevant to our core communications business, as well as to our newer media and broadcast investments such as Denali Media.”

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About GCI

GCI is the largest telecommunications company in Alaska.  GCI’s cable plant, which provides broadband data services, video, and voice, passes 78 percent of Alaska households.  GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s TERRA-Southwest fiber/microwave system links 65 communities in the Bristol Bay and Yukon-Kuskokwim Delta to Anchorage bringing terrestrial broadband Internet access to the region for the first time.  GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska.  GCI’s statewide mobile wireless network seamlessly links urban and rural Alaska.

A pioneer in bundled services, GCI is the top provider of data, video and voice services to Alaska consumers with a 70 percent share of the consumer broadband market.  GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about GCI can be found at www.gci.com.

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